Exhibit 99.1

Contact:	Amedisys, Inc.	Noonan Russo
	President and Chief Operating Officer	Investors/Media
	Larry R. Graham	Brian Ritchie
	225.292.2031	212.845.4269
	lgraham@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES PRICING OF NET $117.9 MILLION FOLLOW-ON OFFERING

OF COMMON STOCK

BATON ROUGE, Louisiana (November 17, 2006) - Amedisys, Inc. (Nasdaq: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, announced today that it priced an offering of 3,000,000 shares of its common stock at $41.50 per share for net proceeds of approximately $117.9 million. For a period of 30 days following the offering, the underwriters of the offering have an option to purchase an additional 450,000 shares of Amedisys, Inc. common stock at a 5% discount to the offering price to cover over-allotments. If exercised in full, the over-allotment will result in additional net proceeds to

Amedisys of approximately $17.7 million. The share numbers in the offering do not take into account the impact of the four-for-three stock split announced by the Company on October 25, 2006. The record date for the stock split will be November 27, 2006.

The Company intends to use approximately $43.1 million of the total proceeds from the offering to pay down and extinguish the term loan portion of its senior secured credit facility with Wachovia Bank, N.A., and to use the remaining proceeds for general corporate purposes, including working capital and possible acquisitions.

The managing underwriters of the offering are: Raymond James & Associates, Inc., Wachovia Capital Markets, LLC, UBS Investment Bank, CIBC World Markets Corp., and J.P. Morgan Securities Inc. A copy of the final prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716.

A registration statement relating to these securities was filed with the Securities and Exchange Commission on October 27, 2006. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Amedisys, Inc., one of America’s leading home health nursing companies, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at: http://www.amedisys.com.

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